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                                                                  Exhibit No. 11
                      HARDING LAWSON ASSOCIATES GROUP, INC.

                        COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)
                                   (Unaudited)

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                                                                Three Months Ended       Six Months Ended
                                                                   November 30,            November 30,
                                                               1995         1994          1995         1994
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
PRIMARY
     Average shares outstanding                                 4,845        4,682        4,803        4,664
     Net effect of dilutive stock options
         based on the modified treasury stock
         method using the average market price                     26          111           34          145
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         TOTAL COMMON SHARES USED IN
         PER SHARE CALCULATION                                  4,871        4,793        4,837        4,809
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     Net income                                                  $959         $908       $1,894       $1,798
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     Net income per common share                                $ .20        $ .19        $ .39        $ .37
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